Exhibit 10.23

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SHARE PURCHASE AGREEMENT

Dated:	August 19, 2024

Between:

1.	GreenRock Continuity I, an exempted company incorporated and existing under the laws of the Cayman Islands, having company registration number 399818 and its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1 – 9009, Cayman Islands (hereinafter referred to as “Seller”);

and

2.	GreenRock Corp, an exempted company incorporated and existing under the laws of the Cayman Islands, having company registration number 399967 and its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1 – 9009, Cayman Islands (hereinafter referred to as “Purchaser”).

It is agreed as follows:

1.	Sale of the Shares

1.1	The Seller is the sole shareholder of GreenRock Asset Management, an exempted company incorporated and existing under the laws of the Cayman Islands, having company registration number 405425 and its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1 – 9009, Cayman Islands (“Company”). As of the date hereof (the “Signing Date”), the Company has an authorised share capital of USD50,000 divided into 50,000 ordinary shares of a par value of USD1.00 each, all of which are issued and outstanding (“Shares”).

1.2	Subject to and in accordance with the terms of this Agreement:

a)	the Seller as legal and beneficial owner shall sell, and the Purchaser shall purchase, such right, title and interest as the Seller has and can transfer in and to the Shares held by the Seller with effect; and

b)	the Seller shall transfer and the Purchaser shall acquire the Shares free from encumbrances (other than any arising under the memorandum and articles of association of the Company), and together with all rights which as of the Effective Date (as defined below) are or which at any time after the Effective Date may become attached to them including any dividend or other distribution declared, paid, made or created in respect of the Shares after the Effective Date.

1.3	The sale and purchase of the Shares pursuant hereto shall take economic effect as of the Closing Date (“Effective Date”).

2.	Purchase Price

2.1	The purchase price for the Shares shall be EUR89,000,000 (in words: eighty-nine million United States dollars), or such higher amount that the Seller and the Purchaser agree to in writing due to the outcome of further analyses derived from due diligence or otherwise, (“Purchase Price”) which shall be satisfied by:

a)	payment of an amount of EUR9,000,000 (in words: nine maillion United States dollars) (the “Cash Consideration”); and

b)	with respect to the remainder of the Purchase Price, the Purchaser allotting and issuing (or procuring the issue and allotment of) a number to be agreed upon between the Seller and the Purchaser of fully paid (a) ordinary shares of par value USD0.00005 each in the capital of the Purchaser or (b) equivalent shares (as determined by the Purchaser, acting reasonably) in any publicly listed entity selected by the Purchaser, in each case with an aggregate value of EUR80,0000,000 (the “Agreed Consideration Shares” and the “Issuer”, respectively).

2.2	The Purchaser shall satisfy its obligation to pay the Purchase Price for all Shares to the Seller by, at the Closing (as defined below):

a)	wire transfer by the Purchaser of the Cash Consideration to the Seller’s Bank Account (as defined below) free of costs and expenses; and

b)	issuing and allotting, or procuring the issuance and allotment of, the Agreed Consideration Shares by the Issuer to the Seller, such Agreed Consideration Shares to be duly and validly issued, fully paid and nonassessable.

The “Seller’s Bank Account” means the bank account in the name of the Seller advised to the Purchaser in writing by the Seller a reasonable period in advance of the Closing.

2.3	If and to the extent the full Cash Consideration is not fully paid and/or the full number of Agreed Consideration Shares are not issued and allotted pursuant to Clause 2.1, the outstanding amount of the Purchase Price shall carry interest at a default interest rate of ten percentage points (10.00%) from (and including) the day following the Closing to (and including) the day on which the the full number of Agreed Consideration Shares are issued and allotted to the Seller and the full payment of the Cash Consideration is made to the Seller’s Bank Account.

2.4	The Parties agree that the sale of all Shares shall be qualified as sales exempt from value added tax or any other tax of similar tax nature in any other jurisdiction, as the case may be, as applicable to supplies and services under applicable laws (“VAT”) and as such shall not be subject to VAT. The Seller shall not exercise an option for the payment of VAT. In the event that, contrary to the parties’ mutual expectation, a Tax Authority (as defined below) should treat the services to be rendered by the Seller to the Purchaser under this Agreement in whole or in part as subject to VAT, the Purchaser shall additionally pay to the Seller the VAT attributable to the Purchase Price by issuing or procuring the issuance to the Seller of further shares of the same class and at the same per-share value as given to the Agreed Consideration Shares hereunder. A claim by the Seller pursuant to this provision shall become due immediately on the day on which the Seller notifies the Purchaser of, and provides the Purchase with a copy of, an enforceable decision of the applicable Tax Authority with respect to the applicable VAT.

3.	Pre-Closing Covenants

3.1	The Seller shall procure to the extent legally possible that the Company shall conduct its business activities in between the Signing Date and the Closing Date materially in the ordinary course of business with the diligence of a prudent businessman and materially in accordance with the past business practice in compliance with applicable laws.

3.2	The Seller shall ensure that the Purchaser and its representatives will, during the period between Signing Date and the Closing Date, upon advance notice and during normal business hours, be granted access to all books and records and premises of the Company and be provided with any information relating to the Company requested by the Purchaser, to the extent reasonably deemed necessary or appropriate by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, all documents and information obtained or provided pursuant to this Clause shall be Confidential Information and subject to the provisions of Clause 14.

4.	Closing

4.1	Completion of the sale and purchase of the Shares shall occur at a time mutually agreed by the Seller and the Purchaser and, if no such time is agreed, at 10:00am (Cayman Islands Time) on or about 31 August 2024 (“Closing”). The Closing shall take place at the registered office of the Seller or at another place agreed in writing between the Parties. The moment the Shares have been transferred to the Purchaser, the Agreed Consideration Shares have been issued and allotted to the Seller, and the Cash Consideration has been unconditionally paid to the Seller’s Bank Account in accordance with the terms of this Agreement is referred to herein as the “Closing Date”.

4.2	Closing actions

At Closing, the Parties shall take the following Closing actions in the order listed below:

a)	The Purchaser shall:

i)	pay, by way of electronic transfer, the Cash Consideration to the Seller’s Bank Account;

ii)	issue and allot, or procure the issuance and allotment of, the Agreed Consideration Shares by the Issuer to the Seller; and

iii)	deliver (or procure the delivery of) to the Seller: (A) a copy of the board minutes or unanimous resolutions in writing of the board of the Seller approving the transactions contemplated by this Agreement (including the sale of the Shares pursuant hereto), (B) a share certificate for the Agreed Consideration Shares, executed by the Issuer (unless share certificates are not issued by the Issuer to holders of the same class of shares as the Agreed Consideration Shares generally) and (C) a copy of the updated register of members or equivalent shareholder register of the Issuer showing the Seller as the registered holder of the Agreed Consideration Shares.

b)	The Seller shall deliver (or procure the delivery of) to the Purchaser:

i)	the share certificate(s) in respect of the Shares, an indemnity in respect of any lost share certificates or confirmation in form and substance satisfactory to the Purchaser (acting reasonably) that no such share certificate(s) have been issued in respect of the Shares;

ii)	a share transfer form in respect of the Shares duly executed by the Seller in favour of the Purchaser;

iii)	a copy of the board minutes or unanimous resolutions in writing of the board of the Purchaser approving the transactions contemplated by this Agreement (including the issuance of the Agreed Consideration Shares by the Issuer); and

iv)	a copy of the board minutes or unanimous resolutions in writing of the board of the Company approving (A) the registration of the transfer of the Shares, (B) that the Purchaser shall be registered as the holder of the Shares in the Company’s register of members and (C) that a new share certificate in respect of the Shares shall be executed by Company and delivered to the Purchaser.

4.3	As soon as reasonably practicable following Closing, the Seller shall deliver (or procure the delivery of) to the Purchaser:

a)	unless the Parties agree otherwise, a new share certificate for the Shares, executed by the Company; and

b)	a copy of the updated register of members of the Company showing the Purchaser as the registered holder of the Shares.

5.	Termination

5.1	Right of the Seller to terminate

The Seller may terminate this Agreement by notice in writing to the Purchaser:

a)	without reason at any time and in its sole discretion before Closing; or

b)	if the Purchaser has not paid the full amount of the Cash Consideration and/or if the full number of Agreed Consideration Shares are not issued and allotted to the Seller within five (5) Banking Days after Closing.

5.2	Legal consequences

a)	Upon termination in accordance with the terms hereof, this Agreement and the transactions contemplated hereby shall be terminated without any further action on the part of any person, provided that the provisions of this Clause 5.2, Clauses 13 to 15 and any other provisions that expressly or by their nature survive termination shall remain in full force and effect. Such termination shall be binding against both of the Parties save that nothing in this provision shall release any Party from liability for breaches of this Agreement which occurred prior to its termination.

b)	In the event of a termination by the Seller pursuant to Clause 5.1:

i)	The Purchaser shall pay the Seller’s reasonable internal costs as well as documented out-of-pocket costs incurred in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and the transactions contemplated hereby, subject to a maximum aggregate cap of EUR 5,000,000 (in words: five million Euros) to the Seller as a break-up fee (“Break-Up Fee”).The Break-Up Fee shall be payable by the Purchaser to the Seller’s Bank Account within ten (10) Banking Days following delivery of the notice of termination given by the Seller to the Purchaser pursuant to Clause 5.1.

ii)	The Purchaser shall promptly retransfer any Shares transferred to it back to the Seller.

iii)	The Seller shall promptly repay the Cash Consideration to a bank account nominated by the Purchaser.

iv)	The Seller shall take all steps specified by the Issuer to return all Agreed Consideration Shares to the Issuer.

v)	The Purchaser is not entitled to claim for costs or damages of any nature in respect of such termination.

5.3	No right of the Purchaser to terminate

The Purchaser shall not be entitled to unilaterally terminate or otherwise rescind this Agreement at any time.

6.	Seller’s Warranties

6.1	Seller’s Warranties

Pursuant and subject to the provisions and limitations set forth in this Agreement (including Clause 6.2), the Seller hereby warrants and represents to the Purchaser that the representations and warranties set out in Clause 6.3 (“Seller’s Warranties”) are complete and correct on the Signing Date and on the Closing Date, unless a different date is expressly specified in this Agreement.

6.2	Scope and limitations of the Seller’s Warranties

The Seller’s Warranties are given by the Seller subject to the provisions and limitations contained in this Agreement regarding the legal consequences of a breach of the Seller’s Warranties including the provisions of Clauses 8 (Legal consequences in the event of a breach of Seller’s Warranties), 11 (Limitation period) and 12 (Liability Limitations).

6.3	Seller’s Warranties

a)	The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

b)	The Seller is the sole owner of the Shares of the Company and has full power and authority to dispose of the Shares to the Purchaser in accordance with the terms hereof. The Shares are not encumbered with any third party rights, and there are no sub-participations in respect of the Shares and no pre-emptive rights or other rights of third parties to acquire the Shares. The Shares have been duly authorised and validly issued and are fully paid and nonassessable.

c)	The Company does not hold any participations or sub-participations in other companies. There are no trust relationships, sub-participations or other agreements regarding the Shares and the Company. There are no silent participations or other rights of third parties in the Shares of the Company.

d)	The Seller has taken all necessary corporate action and has all requisite power and authority to enter into and perform its obligations under this Agreement and each other document necessary to be executed in order to consummate the transactions contemplated hereby and thereby.

e)	No insolvency proceedings have been commenced or are pending, nor have any such proceedings been dismissed for lack of assets with respect to the assets of the Seller, nor have foreclosure or similar measures been commerced relating to the assets or individual assets of the Seller or – to the Knowledge of the Seller – the assets of the Company. The Seller has not commenced any such proceedings, and, to the Knowledge of the Seller, there are no circumstances which would require an application on the part of the Seller for the commencement of such proceedings.

f)	The Seller has obtained all permits, approvals and similar consents necessary for its execution and consummation of the transactions contemplated by this Agreement. The execution and consummation of the transactions contemplated by this Agreement are not in violation of (i) an order issued by a court or authority that is binding on the Seller, (ii) any provision of the Seller’s memorandum and articles of association, or (iii) any resolution passed by the Seller’s directors or shareholders.

6.4	Final provisions of the Seller’s Warranties

Except for the Seller’s Warranties, the Seller does not provide any other explicit or implicit guarantees, assurances or warranties with respect to the subject matter of this Agreement. The Purchaser recognises in particular that the Seller does not provide any guarantees, assurances or warranties for the forecasts, estimates or budgets provided to the Purchaser with regard to the future financial, assets and profit situation of the Company.

6.5	Knowledge of the Seller

If a Seller’s Warranty is provided subject to the “Knowledge of the Seller”, the Seller shall be liable only if Mr. Charles Ratelband had, or should have had having made all reasonable enquiries, knowledge on the Signing Date of such facts which render the corresponding Seller’s Warranty untrue or incorrect.

7.	Purchaser’s warranties

7.1	The Purchaser hereby represents and warrants to the Seller that all of the representations and warranties made by the Purchaser in this Clause 7 are complete and correct on the Signing Date and on the Closing Date, unless a different date is expressly specified in this Agreement.

a)	The Purchaser is an exempted company that is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

b)	The Purchaser has taken all necessary corporate action and has all requisite power and authority to enter into and perform its obligations under this Agreement and each other document necessary to be executed in order to consummate the transactions contemplated hereby and thereby, provided that this warranty shall only be given on the Closing Date (and not on the Signing Date) insofar as it relates to the authorisation of the issuance of the Agreed Consideration Shares.

c)	No insolvency proceedings have been commenced or are pending, nor have any such proceedings been dismissed for lack of assets with respect to the assets of the Purchaser, nor have foreclosure or similar measures been commerced relating to the assets or individual assets of the Purchaser. The Purchaser has not commenced any such proceedings, and, to the knowledge of the Purchaser, there are no circumstances which would require an application on the part of the Purchaser for the commencement of such proceedings.

d)	The Purchaser has obtained all permits, approvals and similar consents necessary for its execution and consummation of the transactions contemplated by this Agreement, provided that this warranty shall only be given on the Closing Date (and not on the Signing Date) insofar as it relates to the approval of the issuance of the Agreed Consideration Shares.

e)	The execution and consummation of the transactions contemplated by this Agreement are not in violation of (i) an order issued by a court or authority that is binding on the Purchaser, (ii) any provision of the Purchaser’s memorandum and articles of association, or (iii) any resolution passed by the Purchaser’s directors or shareholders.

f)	Each of the Agreed Consideration Shares will, on the Closing Date, be duly authorised, validly issued, fully paid and nonassessable, and issued in compliance in all material respects with applicable laws and the governing documents of the Issuer.

7.2	Knowledge of the Purchaser

If a representation and/or warranty made by the Purchaser in this Clause 7 is provided subject to the “Knowledge of the Purchaser”, the Purchaser shall be liable only if Mr. Per Regnarsson had, or should have had having made all reasonable enquiries, knowledge on the Signing Date of such facts which render the corresponding representation and/or warranty untrue or incorrect.

8.	Legal consequences in the event of a breach of the Seller’s Warranties

8.1	Procedure and Warranty Claim

If and to the extent a Seller’s Warranty is fully or partly incorrect (“Warranty Breach”), (a) the Purchaser shall inform the Seller of such Warranty Breach in accordance with Clause 8.3 and (b) the Seller shall bring the Company to the position it would be in if the corresponding Seller’s Warranty had been accurate (“restitution in kind”). If the Seller has not provided restitution in kind or has refused in writing to provide restitution in kind within thirty (30) Banking Days and if the Seller’s Warranty continues to be incorrect at the expiry of such period, the Purchaser shall have a claim for payment of money damages pursuant to this Clause 8 (subject to the limitations set out in this Agreement, including Clauses 11 and 12).

8.2	Notwithstanding Clause 8.1, the Seller shall only be liable for such loss to the Purchaser or the Company to the extent that the applicable damage has been caused by the breach of the Seller’s Warranty. EBITDA/EBIT multiples or other multiples shall not be considered in the calculation of the damages. However, a successful claim for Warranty Breach shall represent an adjustment of the Purchase Price and shall be treated accordingly by the Parties. In the event of a breach of the Seller’s Warranties, the liability of the Seller shall be excluded for (i) special, punitive, indirect or consequential damages, (ii) lost earnings, (iii) loss of profits, goodwill, reputation, business opportunity or anticipated savings, (iv) possible or actual reduction of the value of the Purchaser or its corporate group, or (v) incorrect calculation of the Purchase Price (each claim of the Purchaser in connection with a breach of the Seller’s Warranties shall be referred to as a “Warranty Claim”).

8.3	The Purchaser shall only be entitled to make a Warranty Claim or another claim pursuant to this Agreement, if it shall, without delay and within thirty (30) Banking Days after the Purchaser has gained knowledge of the relevant Warranty Breach or other breach, give the Seller notice of the alleged breach, including a description of all underlying facts and circumstances known to the Purchaser and stating the amount of the claim in writing. The Purchaser shall permit the Seller, its auditors and its consultants to investigate the facts and circumstances that are underlying the alleged Warranty Breach or other asserted claim, and shall provide any information reasonably requested by the Seller in respect of such investigation.

8.4	The Purchaser (including the affiliates and/or advisers of the Purchaser or the Purchaser’s affiliates) has been provided with comprehensive information about the Company (“Disclosed Information”). The Purchaser hereby confirms to the Seller that it together with the advisers engaged by it have examined the economic, financial, legal and tax situation of the Company in detail in the course of the period prior to the date hereof and that the Disclosed Information is known to the Purchaser. All information that is part of the Disclosed Information is deemed to be known to the Purchaser.

8.5	The Seller’s liability for a Warranty Breach shall be excluded, if and to the extent that:

a)	the Purchaser is indemnified against, and actually recovers from the relevant insurance company the amount of, the loss resulting from the Warranty Breach pursuant to an applicable insurance policy and the claim exists either on the Closing Date or thereafter;

b)	the Purchaser or one of its affiliates or the Company have caused the loss in full or in part after the Closing Date or they have failed to fulfil any applicable obligation to mitigate the damage;

c)	the Warranty Breach is based on newly issued or modified legal regulations after the Closing Date;

d)	the procedural rules of Clauses 8.3 and/or 8.8 (Third Party Claims) have not been observed by the Purchaser or the Company; or

e)	the measures, actions or omissions the Warranty Breach relates to have been taken or refrained from after the Signing Date with either the Purchaser’s prior written consent or upon the Purchaser’s written request.

8.6	The Purchaser may claim compensation based on the same facts underlying the claim only once, even if the facts provide for several compensation claims.

8.7	In the calculation of the scope of the Seller’s liability pursuant to this Agreement, potential savings or advantages (including tax advantages, unless already considered in accordance with Clause 9) of either the Purchaser, the Company or one of their affiliates, regardless of their reason, which have been caused prior to the Closing Date and which do not result (or have not resulted) from the ordinary business of the Company shall be taken into account.

8.8	Third Party Claims

a)	If claims are brought or threatened against the Purchaser or the Company by third parties including administrative authorities, or if legal or administrative proceedings are issued or threatened or if requests for information are filed, which lead to a Warranty Breach (“Third Party Claims”), the Purchaser shall inform the Seller about such Third Party Claims pursuant to Clause 8.3. The Purchaser undertakes and shall procure to the extent legally permissible that (i) the Seller receives all materials, information and support including the communication records between the Purchaser or the Company and the third party bringing the claim, and that (ii) the Seller is granted the opportunity to comment on remedies regarding the Third Party Claim and discuss them with the Purchaser before such remedies are taken, and that (iii) the Seller is granted the opportunity to respond to reports about disputes or objections or other measures, participate in and review all relevant negotiations, and that (iv) the Seller is provided with copies of all administrative decisions or audit reports of an authority without undue delay. The Purchaser shall inform the Seller of disputes or objections in each case without undue delay. The Seller and its advisers who are obligated to keep confidentiality by virtue of profession shall, to the extent permitted by law, have a comprehensive right to receive information and examine files in relation to the Purchaser and the Company.

b)	If and to the extent a Party depends on cooperation with or of the other Party or the Company, the respective Party shall take all steps to the extent legally permissible on request by the respective other Party or it shall procure that all steps are taken that may be reasonably requested by the respective Party in this context.

c)	A Third Party Claim shall not be acknowledged, satisfied or settled by or in the name of the Purchaser or the Company without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).

d)	If a Third Party Claim is made against the Purchaser, the Seller shall be entitled to at its own cost participate in the defence thereof and, if it elects, to assume the defence thereof with counsel selected by the Seller (subject, in each case, to consultation with the Purchaser and taking into account the Purchaser’s reasonable instructions); provided, however, that the Seller may not assume and conduct the defence of such Third Party Claim if (A) such Third Party Claim seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) such Third Party Claim involves criminal or quasi- criminal allegations or (C) it is reasonably likely that the Purchaser would be responsible for more than fifty percent (50%) of the loss, damage, liability, fine, penalty, charge, payment, cost or expense arising from such Third Party Claim. If the Seller assumes such defence, the Purchaser shall have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Seller, it being understood, however, that the Seller shall, acting reasonably, control such defence. If the Seller elects to defend a Third Party Claim, each Party hereto shall cooperate in the defence or prosecution of such Third Party Claim. No compromise or settlement of any Third Party Claim may be effected by the Seller without the Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

e)	If the Seller breaches a Seller’s Warranty as claimed by the Purchaser or a third party, the Seller shall pay the Purchaser on demand all third party reasonable and documented costs and expenses which have been incurred by the Purchaser and/or the Company in the defence against such claim. If it becomes apparent that the Seller has not breached any Seller’s Warranty as claimed by the Purchaser or a third party, the Purchaser shall pay the Seller on demand all third party reasonable and documented costs and expenses incurred by the Seller in connection with the defence against such claim.

9.	Tax Indemnity

9.1	Definitions

“Taxes” for the purposes of this Agreement means all taxes, charges, fees, withholdings, duties, customs, VAT and other assessments imposed by any competent domestic federal, state or municipal fiscal authority (“Tax Authority”) relating to income, sales, transfer, stamp, real estate, investment, value added, withholding, employment, pensions, wealth, registration, preliminary, energy and social security fees, together with any interest, penalties, surcharges or additions to such taxes.

9.2	Tax indemnity

a)	The Seller shall pay to the Purchaser the amount of the Taxes assessed for the Company (“Tax Indemnity Claim”) for all periods leading up to (but excluding) the Effective Date (the “Indemnity Period”). To the extent Taxes relate to assessment periods beginning before the Effective Date and ending after the Effective Date, the portion of Taxes for the period ending on the Effective Date shall equal the amount that would have to be paid if the relevant assessment period ended on the Effective Date.

b)	The Tax Indemnity Claim shall be valid only if and to the extent that

i.	the Tax has not been paid by (and excluding) the Closing Date; and

ii.	the Tax has not been caused by actions, declarations or omissions by the Purchaser or the Company (“Post-closing Actions”) after the Closing Date (including transactions, restructuring or termination of a tax group). The burden of proof regarding the circumstances of this Clause 9.2b)iii. shall be borne by the Purchaser; and

iii.	the Tax has not been caused by a change in the accounting or reporting practice of the Company occurring after the Closing Date; and

iv.	the Tax has not been compensated or paid by a third party; and

v.	the Tax has not been caused by a violation by the Purchaser or the Company of their obligations based on contracts signed prior to the Closing Date and has not been caused by structural changes that have been made by the Purchaser or the Company after the Closing Date; and

vi.	the Tax is not due to a revision or modification of the tax laws, case law or administrative opinions occurring after the Signing Date.

c)	A Tax Indemnity Claim shall be due and payable within fifteen (15) Banking Days after the Seller has been given notice in writing the Purchaser of the payment obligation, the respective payment date and the circumstances that give cause for the payment obligation based on or relating to this Agreement.

9.3	Claim to tax refunds

a)	The Purchaser shall pay to the Seller the amount of any calculated tax advantage for periods up until (and excluding) the Effective Date (“Calculated Tax Advantage”), if and to the extent that the Calculated Tax Advantage has not led to a reduction of the Tax Indemnity Claim according to Clause 9.2.

b)	The Purchaser shall inform the Seller in writing in accordance with Clause 9.5(b) of any circumstances that are relevant with respect to such tax refunds, including with respect to any tax assessments from a Tax Authority or the expiration of a limitation period, without delay after the end of each financial year (for purposes of which providing information within ten (10) Banking Days shall always be deemed without delay).

c)	All amounts to be paid by the Purchaser to the Seller in accordance with this Clause 9.3 shall be transferred to the Seller within fifteen (15) Banking Days.

9.4	Tax returns to be filed by the Purchaser

a)	Without the prior written consent of the Seller (not to be unreasonably withheld or delayed), the Purchaser shall not take any actions and not file any tax returns (including the modified exercise of tax options, the submission, change or supplementation of statements regarding Taxes and the implementation of transformation measures), which result in additional Taxes being imposed in respect of the Company or the Seller for periods prior to the Effective Date, unless required by applicable law. Furthermore, the Purchaser shall procure that the Company will not take any actions and not file any tax returns that result in Taxes being imposed in respect of the Company or the Seller for periods prior to the Effective Date without the prior written consent of the Seller, unless required by applicable law.

b)	The Purchaser shall compensate the Seller for any losses incurred by the Seller due to a violation of Clause 9.3 or Clause 9.4 (including for Taxes and reasonable adviser costs).

9.5	Cooperation in tax matters and information about external audits and tax assessments

a)	The Purchaser shall cooperate in good faith with the Seller with respect to tax returns, audits and appeals under tax law relating to the period up until the Closing Date. The Purchaser shall exercise tax options relating to the period prior to the Effective Date taking into account the reasonable instructions of the Seller and shall ensure that the Company exercises tax options relating to the period prior to the Effective Date in the same manner. In addition, the Seller shall engage a professional third-party service provider which shall be obligated to make an electronic backup to protect relevant Tax records against loss. The foregoing provisions shall apply only for the minimum statutory retention periods under applicable law.

b)	The Purchaser shall ensure that the Seller is informed promptly in writing upon receipt of relevant administrative acts or notices of tax assessments, the order of external tax audits or other administrative acts or notices from Tax Authorities and of any other administrative and court proceedings that can lead to a Tax Indemnity Claim by the Purchaser. To the maximum extent permitted by law, the Seller shall be provided with all administrative acts, notices, findings of audits and reports on external audits respectively for periods prior to the Effective Date free of charge at its reasonable request. The Seller shall have the right to participate in meetings with the Tax Authorities in this regard at its own cost or to be represented in such meetings by a representative who is obligated to keep confidentiality by virtue of profession. Settlements, acknowledgments, understandings or agreements about Taxes with a Tax Authority which lead to a Tax Indemnity Claim may be entered into only with the prior written agreement of the Seller (not to be unreasonably withheld or delayed). The same applies to the filing of tax returns or the submission of amended tax returns respectively for periods prior to the Effective Date.

c)	On request and in accordance with the instructions of the Seller, the Purchaser shall ensure that each tax assessment or other administrative act which might lead to a Tax Indemnity Claim by the Purchaser is challenged at the cost of Seller (including reasonable costs in respect of any time commitment on the part of the Purchaser or the Company or their respective personnel). The respective legal remedies shall be pursued in this regard by the Company and its advisers, subject to and in consideration of the instructions of the Seller and at the Seller’s expense. The Seller is entitled to take charge of leading such proceedings in the manner that the Company is represented in such proceedings by lawyers and/or tax advisers appointed by Seller. The Seller and its advisers, who are who is obligated to keep confidentiality by virtue of profession, shall have a comprehensive right to receive information and examine files of the Company in connection therewith. Upon receipt of written notice from the Purchaser, the Seller shall inform the Purchaser within an appropriate period, and within ten (10) Banking Days, of the corresponding intention of the Seller to seek legal remedy pursuant to this provision. If the Purchaser breaches its duties under this Clause 9.5, it shall forfeit its right to claim under this Clause 9 to the extent of such breach.

d)	The Seller shall use its best efforts to take into account the Purchaser’s and the Company’s reasonable interests, to the extent reasonably acceptable to the Seller, when conducting proceedings and issuing instructions to the Purchaser and Company pursuant to this Clause.

9.6	Limitation

Claims of the Purchaser pursuant to this Clause 9 shall lapse on the expiration of eighteen (18) months after the tax assessment the applicable claim is based on has become final and binding. The Seller’s claims for tax refunds and claims according to Clause 9.4 shall lapse on the earliest of (i) the expiration of eighteen (18) months after the tax assessment the applicable claim is based on has become final and binding or (ii) expiration of three (3) months following the receipt of a written notice from the Purchaser or the Company on the underlying facts by the Seller.

9.7	Final provisions

a)	All payments made pursuant to this Clause 9 represent an adjustment of the Purchase Price and shall be treated accordingly by the Parties.

b)	The Parties agree that the obligations under this Clause 9 shall not be construed as a quality guarantee or additional representation or warranty given by the Seller.

c)	Subject to Clause 12, claims of the Purchaser regarding Taxes shall be regulated exclusively in this Clause 9. Further claims or the application of other provisions of this Agreement to claims under this Clause 9 shall be excluded.

10.	Confirmations and undertakings by the Purchaser and the Seller

10.1	The Purchaser confirms that, for the conclusion of this Agreement, it has relied exclusively on (i) its own review and due diligence of the Company conducted by the Purchaser directly or by its advisers in its own responsibility, and (ii) the Disclosed Information.

10.2	The Purchaser has itself and together with its advisers carefully considered all matters relating to the Company and the disclosed assets and liabilities of the Company it deems relevant or of importance to it and has had the opportunity to ask questions and request further clarification regarding the Disclosed Information. The Purchaser confirms that it has asked all questions regarding the Seller’s Warranties under this Agreement which a professional purchaser with experience in the business sector of the Company would reasonably have asked prior to the execution of this Agreement.

10.3	The Purchaser confirms to the Seller that the due diligence and the review conducted by it and its advisers of the Company and the Disclosed Information, including the answers to questions and all further statements provided by the Seller, have been to the Purchaser’s full satisfaction.

10.4	The Purchaser declares that as of the Signing Date it have no actual knowledge of facts based on which it might be able to bring claims against the Seller for a breach of a Seller’s Warranty.

10.5	The Purchaser may, in its sole discretion, determine to procure that the business activities of the Company shall (whether by way of merger, consolidation, share exchange, asset or share purchase or otherwise) be accommodated by a public or private liability company governed by the laws of a jurisdiction in Europe designated by the Purchaser as soon as reasonably practible after the Closing Date. The Seller undertakes to grant as much cooperation as reasonably possible and reasonably required for this purpose to the extent such cooperation does not in any way create a financial liability for Seller for which the Seller will not be fully indemnified or reimbursed by the Purchaser.

10.6	During a period agreed upon between the Seller and the Purchser, each acting reasonably, the Purchaser undertakes to ensure that all future asset management services to be provided within the business of the Purchaser will be contracted by or via the Company, and the Company and the Purchaser or any of its subsidiaries will enter into an operational asset management agreement with respect to the management of the Purchaser’s assets on or around the Signing Date.

10.7	It is the intention of the Parties that Mr. Charles Ratelband will remain as a director of the Company until two (2) new directors have been appointed to the board of directors of the Company. The Parties shall use their respective best endeavours to procure the appointment of two (2) new directors nominated by the Purchaser to the board of directors of the Company with effect on or as soon as reasonably practicable following the Closing Date. The Purchaser shall, to the maximum extent permitted by law, indemnify Mr. Charles Ratelband against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in respect of actions or omissions during the Applicable Period (as defined below) in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions as a director of the Company, provided that Mr. Charles Ratelband shall not be indemnified pursuant to this Clause in respect of any matter arising out of his own fraud, dishonesty or wilful default. For the purposes of this Clause, “Applicable Period” means the period commencing immediately following Closing and ending on the date Mr. Charles Ratelband ceases to be a director of the Company.

11.	Limitation period

11.1	Unless expressly specified otherwise in this Agreement, including under Clause 9.6, all claims by either the Seller or the Purchaser arising from or in connection with this Agreement shall become time-barred twenty-four (24) months after the Signing Date. However, excluded hereof are any claims or liability of the Seller or the Purchaser for fraud, dishonesty or wilful default, which shall lapse by limitation according to applicable law.

12.	Liability limitations

12.1	Liability Cap

Subject to Clause 12.4 below but notwithstanding any other provision of this Agreement, the Parties agree that, to the maximum extent permitted by law:

a)	the total aggregate total liability of each Party for all claims of any nature under or for breach of this Agreement (including in respect of warranty claims) (“Claims”) and all other costs and expenses related to such Claims, shall except in the case of the fraud, dishonesty or wilful default of such Party be limited to an amount equal to the Liability Cap (as defined below); and

b)	each Party’s claims and rights, regardless of their legal nature (contractual, quasi- contractual, tortious or other), which exceed the claims expressly provided for in this Agreement, including claims pursuant to statutory guarantee claims as to the laws of purchase, including reduction, damage compensation in lieu of performance, subsequent fulfilment, withdrawal or challenge of the contract (with the exception of challenge for fraud, dishonesty or wilful default) and all claims based on frustration of contract shall be excluded, and such Party hereby expressly waives these claims and rights and the other Party hereby accepts these waivers.

For the avoidance of doubt, the claims to fulfilment under this Agreement and claims for fraud, dishonesty or wilful default remain unaffected by the limitations specified in this Clause 12. The Parties agree that, to the maximum extent permitted by law, this Agreement regulates the legal consequences from or in connection with any Claim completely.

12.2	De-Minimis Amount

Subject to Clause 12.4 below, a Party may bring a Claim against the other Party only if and to the extent the amount of such individual Claim or a series of similar Claims exceeds the sum of EUR 5,000 (in words: five thousand Euros).

12.3	Liability Cap

For the purposes of this Agreement, “Liability Cap” shall mean an amount equal to the amount of the Purchase Price that has in fact been paid and/or transferred to the Seller pursuant to this Agreement.

12.4	Exceptions

Clauses 12.1 to 12.3 shall not apply to any Break-Up Fee payable pursuant to Clause 5, and such Break-Up Fee shall be payable to the extent provided for in Clause 5 in accordance with such Clause notwithstanding any of Clauses 12.1 to 12.3.

13.	Communication

13.1	All notices, notifications, declarations, communication or other exchange of information to be provided by one or more Parties pursuant to this Agreement (collectively “Communication”) shall be given in writing (including PDF copies attached to an e-mail) and be delivered by hand, by courier, by registered or certified letter, telefax or by PDF copy of the Communication attached to an e-mail to the persons and addresses outlined in or otherwise determined in accordance with the following clauses.

13.2	Delivery of a Communication shall be deemed to have taken place (provided that all other requirements in this Clause 13 have been satisfied) if delivered (a) by hand or by courier, at the time of delivery, (b) by registered or certified letter, on the second Banking Day after posting, (c) by telefax, email or other electronic communication, at the time of completion of transmission by the sender, unless such deemed receipt would occur outside business hours (meaning 9.00am to 5.30pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

13.3	Seller

The Seller’s notice details will be provided to the Purchaser in writing following the Signing Date. If and to the extent that the Seller’s notice details are not so provided, Communications may be given to the Seller at its registered office as set out on the first page of this Agreement.

13.4	Purchaser

GreenRock Corp

Per Regnarsson, attn. The Management

c/o Joseph O’Sullivan

[***]

Email: [***]

With a copy (which shall not constitute notice) to: [***]

13.5	Each Party may update its address details as specified in this Clause from time to time by notice in writing to the other Party given in accordance with this Clause 13.

14.	Confidentiality, announcements

14.1	The Parties undertake to treat the content of this Agreement, the circumstances of its negotiation, conclusion and execution, as well as all information obtained in this context about the respective other Party and its affiliates (including pursuant to the information and inspection rights set out herein) strictly confidential (“Confidential Information”) and to protect it from access by third parties. The aforementioned obligations shall not apply, however, to (i) facts that have been (or become) verifiably generally known without a breach of duty by the receiving Party, (ii) to the extent disclosure is permitted by Clauses 14.2 or 14.3 or (iii) if the respective other Party has previously granted its written consent to the disclosure.

14.2	Confidential Information may be disclosed to third parties or the public only if applicable laws, directives or other regulations require so. In that case, the Parties shall, to the extent permitted by law, inform each other in advance and shall limit the public disclosures to the content prescribed by applicable laws, directives or other regulations, a court or an applicable authority.

14.3	The right of the Parties to disclose Confidential Information to advisers obligated to keep confidentiality by virtue of profession shall remain unaffected. The Purchaser shall furthermore be entitled to disclose Confidential Information to the required extent to banks, other lenders, potential investors in the Purchaser’s equity securities, and potential business combination counterparties and their respective advisers with whom the Purchaser is in negotiations on debt financing commitments, equity financing commitments, financing contracts and/or business combination transactions if (i) the Purchaser has previously informed the Seller in writing of the commencement of such negotiations, specifying the respective negotiation partner, and (ii) the respective recipient of the Confidential Information has previously undertaken to accordingly observe equivalent confidentiality obligations to those specified in Clause and Clause 14.2, and (iii) the Purchaser has provided copies of the corresponding confidentiality agreements to the Seller.

14.4	If and to the extent it is not agreed otherwise by way of contract, none of the Parties shall publish any communication regarding the execution or existence of this Agreement without the prior written consent of the other Party, unless (i) a Party or a Party’s affiliate is obligated to make such publication based on applicable law or (ii) the publication is required for the fulfilment of the obligations under this Agreement. To the extent possible without a violation of applicable law, within a reasonable period prior to a permissible communication, the Party that wishes to publish the communication shall inform the other Party in writing in this regard beforehand, provide the other Party with the wording of the planned communication, consult with the other Party and consider their wishes in an appropriate manner.

15.	Costs and excise taxes

15.1	Except to the extent expressly specified in this Agreement or otherwise agreed between the Parties, each Party shall pay its own costs, charges and fees incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

15.2	No Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.

15.3	If and to the extent not explicitly agreed otherwise in this Agreement, none of the Parties shall be entitled to (i) offset any receivables or other claims against potential receivables or other claims of a Party under this Agreement, or (ii) refuse fulfilment of any obligations under this Agreement on the basis of a right to withhold, unless the receivables or claims of the respective other Party asserting a right to set-off or withhold have been acknowledged in writing by the respective other Party or unless these have been confirmed by a final and binding judgment of a competent court or arbitral tribunal.

15.4	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each Party (or their authorised representatives).

15.5	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if it is in writing.

15.6	Circumstances that have been disclosed under a Clause of this Agreement shall be deemed disclosed under all Clauses of this Agreement.

15.7	This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the law of the Cayman Islands without giving effect to the principles of conflicts of laws thereof.

15.8	To the maximum extent permitted by law, all disputes arising in connection with this Agreement or its validity shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce without recourse to the ordinary courts of law. The place of arbitration is Grand Cayman, the Cayman Islands. The number of arbitrators shall be three (3). The language of the arbitral proceedings shall be English.

15.9	This Agreement represents the entire agreement between the Parties regarding the subject matter of the Agreement and it shall replace all prior verbal or written negotiation results, agreements and/or assurances of the Parties (provided that nothing in this Clause shall limit or exclude any liability for fraud). There are no verbal or written side agreements to this Agreement as of the date hereof.

15.10	Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver all further documents and agreements, and take all further actions that another Party may reasonably request and which do not contradict the provisions of this Agreement for the purpose of giving full effect to this Agreement.

15.11	If and to the extent not explicitly agreed otherwise in this Agreement, any interest due based on a contractual provision shall be calculated on the basis of the actually passed days divided by 360.

15.12	For the purpose of this Agreement, unless the context otherwise requires, (a) “Banking Day” or “Banking Days” shall mean a day on which banks are open for business in London, United Kingdom and Grand Cayman, Cayman Islands, (b) a reference to a “Party” means a party to this Agreement and includes that Party’s personal representatives, successors and permitted assigns, (c) words in the singular shall include the plural and in the plural shall include the singular, (d) references to “Clauses” are to the clauses of this Agreement and (e) references to a “person” include a natural person, corporate or unincorporated body (whether or not having separate legal personality).

15.13	Where the phrases “including” or “in particular” are used in this Agreement, this respectively shall include “without limitation” and “but not limited to”. Where the phrase “use its best efforts” or “use their best efforts” is used in this Agreement, this respectively shall include the meaning of “insofar as legally permissible”.

15.14	A person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act (Revised) to enforce any term of this Agreement.

15.15	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

15.16	Headings in this Agreement shall serve merely for orientation purposes and shall not be considered in the interpretation of this Agreement.

15.17	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

15.18	The words “execution”, “signed”, and “signature” herein shall be deemed to include electronic signatures, including any electronic signatures as defined in the Electronic Transactions Act (Revised) (the “ETA”), or the keeping of records in electronic form including any electronic record, as defined in the ETA, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the ETA; provided, however that sections 8 and 19(3) of the ETA shall not apply to this Agreement or the execution or delivery thereof.

15.19	If one or more provisions of this Agreement are or become invalid or unenforceable, the remaining provisions shall remain unaffected thereof. It is the explicit intent of the Parties to maintain the validity of the remaining provisions. Instead of an invalid or impracticable provision, such provision shall be deemed agreed which would have been chosen by the Parties on the conclusion of the Agreement if they had been aware of the invalidity or unenforceability of the provision, in order to reach the economic effect of the invalid or unenforceable provision. The foregoing shall also apply in case of omissions in the Agreement. If the voidness of a provision results from the amount or time (deadline or date) of an obligation specified therein, the provision shall be deemed agreed with a legally permissible amount or time coming closest to the original amount or time.

EXECUTED on the date set out at the start of this Agreement.

EXECUTED by		Charles Ratelband
)
a director acting for and on behalf of	)
GreenRock Continuity I	)
as Seller	)	/s/ Charles Ratelband

EXECUTED by		Per Regnarsson

a director acting for and on behalf of
GreenRock Corp
as Purchaser		/s/ Per Regnarsson